Exhibit 10.4

2225 W. Chandler Boulevard | Chandler, AZ 85296 | 480.917.6000

April 6, 2023
Michael Reed Webb
Dear Michael,
It is a pleasure to confirm Rogers’ offer of employment to you for the position of Sr. Vice President, Chief Administrative Officer (subject to the conditions described below). Rogers does not enter employment contracts, and your employment will be “at will.” Below is a general description of the terms we expect to apply to your employment:
Your employment is expected to commence on April 11, 2023.
The compensation package for this position is as follows and is subject to the usual payroll deductions such as income tax and Social Security:
•Your starting salary will be $450,000 USD per year, which is paid at a bi-weekly rate of $17,307.70 USD. This is an exempt position, which means that your salary is intended to compensate you for all hours worked, and you will not be eligible to receive overtime pay.
•You will be eligible for four weeks of vacation effective from your first day of employment.
•Effective for the 2023 fiscal year, you are eligible for an award under the Annual Incentive Compensation Plan (AICP) with a target of 70% of your base salary. Depending on actual performance against predetermined company performance metrics, your actual AICP award payout can be as high as 200% of your target incentive. Actual awards are prorated according to date of hire. Awards are subject to the terms of the AICP and approval by the Compensation and Organization Committee (the “Committee”).
•You will be eligible for an annual long-term incentive grant with a 2023 target of 150% of your base salary, currently valued at approximately $675,000 USD. The annual grant will be comprised of:
o50% Time-Based Restricted Stock Units — (three-year ratable vesting)
o50% Performance-Based Restricted Stock Units — (three-year performance period)
The grant value and subsequent number of shares or units you would receive are determined annually and presented to the Board of Directors’ Compensation Committee for review and approval, except that your 2023 award will be granted as of your date of hire (rather than as part of the Company’s annual grant process), and the total number of stock units for the 2023 award will be determined by dividing the initial grant value specified above by the average closing stock price for the 30 days prior to your date of hire. The terms of these awards are subject to the applicable award agreements and plan document.
Upon your relocation to the Phoenix, Arizona area, you will be eligible for the retirement, health and other benefit programs provided to executives of Rogers, subject to the right of Rogers to amend or terminate such programs in accordance with their terms. Prior to your relocation, in lieu of such benefits, Rogers will pay you a stipend of $43,000 payable in your first paycheck. You will immediately be eligible to participate in the Rogers Corporation

Severance Plan. For the avoidance of doubt, the Company reserves the right to modify these benefits to conform to any severance plan covering executives.
During the period of time that you are a resident of Canada, you will be subject to certain limitations and restrictions, in accordance with company policy, which must be observed. During this period, you will have no authority, nor shall you hold yourself out as having authority, to execute or conclude any contract or agreement on behalf of Rogers or any of its subsidiaries. Further, during this period Rogers will not provide you with an office in Canada nor will it reimburse you for any expense associated with any office you may choose to maintain for purposes of performing the functions of your job.
As part of your acceptance of this offer, you agree to relocate your residence to the Phoenix, Arizona area by no later than August 31, 2024, and to use your best efforts to relocate to the Phoenix area within one year of your start date. You will be provided with relocation benefits as described in the Relocation Policy, which will be sent to you separately. Please contact Lori Gaudet, Human Resources Director, to begin the relocation process. If you voluntarily resign from Rogers within one year of your relocation, you will be required to reimburse all monies paid under the Relocation Policy directly to you, or on your behalf. This letter authorizes Rogers to deduct any required reimbursement from your final paycheck or other post-employment compensation (to the extent permitted by law). You must arrange for repayment in full to Rogers of any remaining amount, with such repayment to be made within 30 days of your last day of work.
As a condition of employment, you must sign the enclosed agreement regarding confidentiality of trade secrets and confidential business information (Employment, Invention, Confidentiality and Non-Compete Agreement). Please review this agreement. You will need to sign it and deliver it to Lori Gaudet, Human Resources Director, at the time you start work with Rogers.
As mentioned above, your employment is “at will,” meaning that either you or Rogers may terminate your employment at any time and for any reason, with or without cause or notice, regardless of any representations that may have been made to you. This offer letter does not establish a contractual employment relationship. It is Rogers’ policy not to enter into employment contracts.
Our offer is contingent upon a satisfactory reference check and satisfactory results of a background check.
For purposes of US immigration law, you will be required to provide to Rogers documentary evidence of your identity and eligibility for employment in the United States. Such documentation must be provided within three (3) business days of your date of hire.
I look forward to having you join Rogers and working together.
Sincerely,

Colin Gouveia President and Chief Executive Officer /s/ Michael Reed Webb Offer Accepted by Michael Reed Webb	April 7, 2023 Date

CC:
Lori Gaudet
Human Resources Director